UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

CBL & Associates Properties, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

124830 878

(CUSIP Number)

Gabe Brecher

Strategic Value Partners, LLC

100 West Putnam Avenue

Greenwich, CT 06830

(203) 618-3500

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

September 18, 2024

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box  ☒.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON Strategic Value Partners, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	7	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 1,986,637
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 0
WITH:	10	SHARED DISPOSITIVE POWER 1,986,637
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,986,637
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 6.3%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO, IA

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON Victor Khosla
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF	7	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 1,986,637
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 0
WITH:	10	SHARED DISPOSITIVE POWER 1,986,637

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,986,637
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 6.3%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON SVP Capital Solutions LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF	7	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 357,945
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 0
WITH:	10	SHARED DISPOSITIVE POWER 357,945

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 357,945
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 1.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON Strategic Value Capital Solutions Offshore Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF	7	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 251,137
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 0
WITH:	10	SHARED DISPOSITIVE POWER 251,137

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 251,137
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0.8%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON Strategic Value Capital Solutions Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF	7	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 85,162
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 0
WITH:	10	SHARED DISPOSITIVE POWER 85,162

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 85,162
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0.3%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON Strategic Value Sullivan Offshore Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF	7	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 29,823
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 0
WITH:	10	SHARED DISPOSITIVE POWER 29,823

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 29,823
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON SVP Special Situations III-A LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF	7	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 78,865
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 0
WITH:	10	SHARED DISPOSITIVE POWER 78,865
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 78,865
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0.3%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON Strategic Value Opportunities Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF	7	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 78,865
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 0
WITH:	10	SHARED DISPOSITIVE POWER 78,865

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 78,865
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0.3%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON Strategic Value Special Situations Offshore Fund IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF	7	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 460,008
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 0
WITH:	10	SHARED DISPOSITIVE POWER 460,008

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 460,008
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 1.5%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON Strategic Value Special Situations Fund IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF	7	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 180,857
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 0
WITH:	10	SHARED DISPOSITIVE POWER 180,857

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 180,857
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0.6%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON SVP Special Situations IV LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF	7	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 640,865
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 0
WITH:	10	SHARED DISPOSITIVE POWER 640,865

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 640,865
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 2.0%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON Strategic Value Special Situations Offshore Fund V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF	7	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 520,806
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 0
WITH:	10	SHARED DISPOSITIVE POWER 520,806

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 520,806
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 1.7%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON Strategic Value Special Situations Fund V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF	7	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 301,140
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 0
WITH:	10	SHARED DISPOSITIVE POWER 301,140

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 301,140
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 1.0%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON SVP Special Situations V LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF	7	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 830,123
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 0
WITH:	10	SHARED DISPOSITIVE POWER 830,123

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 830,123
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 2.6%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON Strategic Value Excelsior Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF	7	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 78,839
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 0
WITH:	10	SHARED DISPOSITIVE POWER 78,839

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 78,839
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0.3%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 124830 878

1	NAME OF REPORTING PERSON SVP Excelsior Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF	7	SOLE VOTING POWER 0
SHARES BENEFICIALLY OWNED BY	8	SHARED VOTING POWER 78,839
EACH REPORTING PERSON	9	SOLE DISPOSITIVE POWER 0
WITH:	10	SHARED DISPOSITIVE POWER 78,839

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 78,839
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11 0.3%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

Amendment No. 3 to Schedule 13D

Reference is hereby made to the statement on Schedule 13D filed with the Securities and Exchange Commission on behalf of the Reporting Persons with respect to the Common Stock of CBL & Associates Properties, Inc. (the “Issuer”) on September 1, 2022, as amended by Amendment No. 1 thereto filed on August 26, 2024 and Amendment No. 2 thereto filed on September 4, 2024 (the “Schedule 13D”). Terms defined in the Schedule 13D are used herein as so defined.

Item 5.	Interest in Securities of the Issuer.

Item 5 of the Schedule 13D is amended and supplemented as follows:

(a) — (b) The information requested by these subsections is incorporated herein by reference to the information provided on the cover pages to this Schedule 13D. All percentages set forth herein are based on 31,466,806 shares of Common Stock of the Issuer outstanding as of August 7, 2024, as reported in the Issuer’s Form 10-Q filed with the SEC on August 9, 2024.

(c)  Except as set forth on Schedule A, no Reporting Person has effected any transaction in shares of Common Stock since September 4, 2024 (the date of the filing of Amendment No. 2 to the Schedule 13D).

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:	September 20, 2024

STRATEGIC VALUE PARTNERS, LLC

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

/s/ Victor Khosla
Victor Khosla

SVP CAPITAL SOLUTIONS LLC (FKA SVP DISLOCATION LLC)

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

STRATEGIC VALUE CAPITAL SOLUTIONS OFFSHORE FUND, L.P.

By:	SVP Capital Solutions LLC (fka SVP Dislocation LLC) , its investment manager

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

STRATEGIC VALUE CAPITAL SOLUTIONS FUND, L.P.

By:	SVP Capital Solutions LLC (fka SVP Dislocation LLC) , its investment manager

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

STRATEGIC VALUE SULLIVAN OFFSHORE FUND, L.P.

By:	SVP Capital Solutions LLC (fka SVP Dislocation LLC) , its investment manager

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

STRATEGIC VALUE SULLIVAN OFFSHORE FUND, L.P.

By:	SVP Special Situations V LLC, its investment manager

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

STRATEGIC VALUE OPPORTUNITIES FUND, L.P.

By:	SVP Special Situations III-A LLC, its investment manager

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

SVP SPECIAL SITUATIONS III-A LLC

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

STRATEGIC VALUE SPECIAL SITUATIONS OFFSHORE FUND IV, L.P.

By:	SVP Special Situations IV LLC, its investment manager

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

STRATEGIC VALUE SPECIAL SITUATIONS FUND IV, L.P.

By:	SVP Special Situations IV LLC, its investment manager

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

SVP SPECIAL SITUATIONS IV LLC

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

STRATEGIC VALUE SPECIAL SITUATIONS OFFSHORE FUND V, L.P.

By:	SVP Special Situations V LLC, its investment manager

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

STRATEGIC VALUE SPECIAL SITUATIONS FUND V, L.P.

By:	SVP Special Situations V LLC, its investment manager

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

SVP SPECIAL SITUATIONS V LLC

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

STRATEGIC VALUE EXCELSIOR FUND, L.P.

By:	SVP Excelsior Management LLC, its investment manager

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

SVP EXCELSIOR MANAGEMENT LLC

By:	/s/ Lewis Schwartz
	Name:	Lewis Schwartz
	Title:	Chief Financial Officer

Schedule A

Fund	Date	Transaction	Number of shares	Price
Strategic Value Capital Solutions Offshore Fund L.P.	09/04/2024	Sale	4,501	$26.00
Strategic Value Sullivan Offshore Fund, L.P.	09/04/2024	Sale	388	$26.00
Strategic Value Capital Solutions Fund L.P.	09/04/2024	Sale	1,526	$26.00
Strategic Value Special Situations Fund IV, L.P.	09/04/2024	Sale	3,242	$26.00
Strategic Value Special Situations Offshore Fund IV, L.P.	09/04/2024	Sale	8,245	$26.00
Strategic Value Special Situations Fund V, L.P.	09/04/2024	Sale	5,398	$26.00
Strategic Value Special Situations Offshore Fund V, L.P.	09/04/2024	Sale	9,335	$26.00
Strategic Value Sullivan Offshore Fund L.P.	09/04/2024	Sale	147	$26.00
Strategic Value Excelsior Fund L.P.	09/04/2024	Sale	1,413	$26.00
Strategic Value Opportunities Fund, L.P.	09/04/2024	Sale	1,414	$26.00
Strategic Value Capital Solutions Offshore Fund L.P.	09/05/2024	Sale	10,238	$26.01
Strategic Value Sullivan Offshore Fund, L.P.	09/05/2024	Sale	883	$26.01
Strategic Value Capital Solutions Fund L.P.	09/05/2024	Sale	3,472	$26.01
Strategic Value Special Situations Fund IV, L.P.	09/05/2024	Sale	7,373	$26.01
Strategic Value Special Situations Offshore Fund IV, L.P.	09/05/2024	Sale	18,753	$26.01
Strategic Value Special Situations Fund V, L.P.	09/05/2024	Sale	12,277	$26.01
Strategic Value Special Situations Offshore Fund V, L.P.	09/05/2024	Sale	21,233	$26.01
Strategic Value Sullivan Offshore Fund L.P.	09/05/2024	Sale	333	$26.01
Strategic Value Excelsior Fund L.P.	09/05/2024	Sale	3,214	$26.01
Strategic Value Opportunities Fund, L.P.	09/05/2024	Sale	3,215	$26.01
Strategic Value Capital Solutions Offshore Fund L.P.	09/06/2024	Sale	7,688	$25.83
Strategic Value Sullivan Offshore Fund, L.P.	09/06/2024	Sale	663	$25.83
Strategic Value Capital Solutions Fund L.P.	09/06/2024	Sale	2,607	$25.83
Strategic Value Special Situations Fund IV, L.P.	09/06/2024	Sale	5,536	$25.83
Strategic Value Special Situations Offshore Fund IV, L.P.	09/06/2024	Sale	14,081	$25.83
Strategic Value Special Situations Fund V, L.P.	09/06/2024	Sale	9,218	$25.83
Strategic Value Special Situations Offshore Fund V, L.P.	09/06/2024	Sale	15,942	$25.83
Strategic Value Sullivan Offshore Fund L.P.	09/06/2024	Sale	250	$25.83
Strategic Value Excelsior Fund L.P.	09/06/2024	Sale	2,413	$25.83
Strategic Value Opportunities Fund, L.P.	09/06/2024	Sale	2,414	$25.83
Strategic Value Capital Solutions Offshore Fund L.P.	09/13/2024	Sale	4,197	$25.56
Strategic Value Sullivan Offshore Fund, L.P.	09/13/2024	Sale	362	$25.56
Strategic Value Capital Solutions Fund L.P.	09/13/2024	Sale	1,423	$25.56
Strategic Value Special Situations Fund IV, L.P.	09/13/2024	Sale	3,022	$25.56
Strategic Value Special Situations Offshore Fund IV, L.P.	09/13/2024	Sale	7,687	$25.56
Strategic Value Special Situations Fund V, L.P.	09/13/2024	Sale	5,032	$25.56
Strategic Value Special Situations Offshore Fund V, L.P.	09/13/2024	Sale	8,703	$25.56
Strategic Value Sullivan Offshore Fund L.P.	09/13/2024	Sale	137	$25.56
Strategic Value Excelsior Fund L.P.	09/13/2024	Sale	1,317	$25.56
Strategic Value Opportunities Fund, L.P.	09/13/2024	Sale	1,318	$25.56
Strategic Value Capital Solutions Offshore Fund L.P.	09/17/2024	Sale	8,497	$25.32
Strategic Value Sullivan Offshore Fund, L.P.	09/17/2024	Sale	733	$25.32
Strategic Value Capital Solutions Fund L.P.	09/17/2024	Sale	2,882	$25.32
Strategic Value Special Situations Fund IV, L.P.	09/17/2024	Sale	6,120	$25.32
Strategic Value Special Situations Offshore Fund IV, L.P.	09/17/2024	Sale	15,566	$25.32
Strategic Value Special Situations Fund V, L.P.	09/17/2024	Sale	10,190	$25.32
Strategic Value Special Situations Offshore Fund V, L.P.	09/17/2024	Sale	17,623	$25.32
Strategic Value Sullivan Offshore Fund L.P.	09/17/2024	Sale	277	$25.32
Strategic Value Excelsior Fund L.P.	09/17/2024	Sale	2,668	$25.32
Strategic Value Opportunities Fund, L.P.	09/17/2024	Sale	2,669	$25.32
Strategic Value Capital Solutions Offshore Fund L.P.	09/18/2024	Sale	15,498	$25.37
Strategic Value Sullivan Offshore Fund, L.P.	09/18/2024	Sale	1,336	$25.37
Strategic Value Capital Solutions Fund L.P.	09/18/2024	Sale	5,255	$25.37
Strategic Value Special Situations Fund IV, L.P.	09/18/2024	Sale	11,161	$25.37
Strategic Value Special Situations Offshore Fund IV, L.P.	09/18/2024	Sale	28,388	$25.37

Strategic Value Special Situations Fund V, L.P.	09/18/2024	Sale	18,584	$25.37
Strategic Value Special Situations Offshore Fund V, L.P.	09/18/2024	Sale	32,140	$25.37
Strategic Value Sullivan Offshore Fund L.P.	09/18/2024	Sale	505	$25.37
Strategic Value Excelsior Fund L.P.	09/18/2024	Sale	4,865	$25.37
Strategic Value Opportunities Fund, L.P.	09/18/2024	Sale	4,867	$25.37
Strategic Value Capital Solutions Offshore Fund L.P.	09/19/2024	Sale	924	$25,32
Strategic Value Sullivan Offshore Fund, L.P.	09/19/2024	Sale	80	$25,32
Strategic Value Capital Solutions Fund L.P.	09/19/2024	Sale	313	$25,32
Strategic Value Special Situations Fund IV, L.P.	09/19/2024	Sale	665	$25,32
Strategic Value Special Situations Offshore Fund IV, L.P.	09/19/2024	Sale	1,693	$25,32
Strategic Value Special Situations Fund V, L.P.	09/19/2024	Sale	1,108	$25,32
Strategic Value Special Situations Offshore Fund V, L.P.	09/19/2024	Sale	1,917	$25,32
Strategic Value Sullivan Offshore Fund L.P.	09/19/2024	Sale	30	$25,32
Strategic Value Excelsior Fund L.P.	09/19/2024	Sale	290	$25,32
Strategic Value Opportunities Fund, L.P.	09/19/2024	Sale	290	$25,32